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                                                      Exhibit 5.1

                             EPSTEIN BECKER & GREEN, P.C.
                                   250 PARK AVENUE
                               NEW YORK, NEW YORK 10177

                                    (212) 351-4500
                                  FAX (212) 661-0989



                                   December 9, 1996



Frontier Insurance Group, Inc.
Frontier Financing Trust
195 Lake Louise Marie Road
Rock Hill, New York 12775

         Re:  REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

         We have acted as counsel to Frontier Insurance Group, Inc., a Delaware corporation (the "Company") in connection with the filing of a registration statement on Form S-3 (which registration statement, as amended at the time of its effectiveness is hereinafter called the "Registration Statement") relating to the registration (i) by Frontier Financing Trust, a Delaware statutory business trust (the "Trust") of 3,450,000 61/4% Convertible Trust Originated Preferred SecuritiesSM, liquidation amount $50 per security (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust, and (ii) by the Company of $172,500,000 aggregate principal amount of the Company's 61/4% Convertible Subordinated Debentures Due 2026 (the "Convertible Debentures"), the shares of the Company's common stock, par value $.01 per share, issuable upon conversion thereof (the "Conversion Shares"), and its guarantee under the Preferred Securities Guarantee Agreement dated as of October 16, 1996 (the "Guarantee Agreement") between the Company and The Bank of New York, as guarantee trustee.

         The Preferred Securities were issued pursuant to the Amended and Restated Declaration of Trust dated as of October 16, 1996 (the "Declaration"), among the Company, as sponsor, Walter A. Rhulen and Peter H. Rhulen, as regular trustees, The Bank of New York

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Frontier Insurance Group, Inc.
Frontier Financing Trust
December 9,1996
Page 2



(Delaware), as Delaware Trustee, and The Bank of New York, as Property Trustee. Pursuant to the Guarantee Agreement, the Company has guaranteed the payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of the Preferred Securities, but only to the extent the Trust has funds available therefor. The proceeds from the sale by the Trust of the Preferred Securities were invested in the Convertible Debentures, which were issued pursuant to an indenture dated as of October 16, 1996 (the "Indenture") between the Company and The Bank of New York, as trustee.



         As counsel to the Company, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers of the Company, and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

         On the basis of the foregoing, we are of the opinion that:

         1. The Convertible Debentures have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally, and the application of equitable principles in any action, legal or equitable, and except that any waiver or stay of extension provisions and liquidated damages provisions contained therein may be unenforceable in whole or in part.

         2. The Conversion Shares have been duly authorized and reserved for issuance upon conversion and, when issued and delivered upon conversion in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

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Frontier Insurance Group, Inc.
Frontier Financing Trust
December 9,1996
Page 3



         3. The Guarantee Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and the application of equitable principles in any action, legal or equitable.

         We are admitted to practice in the State of New York and in giving the foregoing opinion are not expressing any opinion as to any matters relating to the laws of any jurisdiction other than the State of New York and the corporate law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference made to us under the caption "Legal Matters" in the prospectus constituting part of such Registration Statement.

                                  Very truly yours,

                                  EPSTEIN BECKER & GREEN, P.C.


                                  By: /s/ Sidney Todres
                                     -------------------------------------
                                          Sidney Todres